Exhibit 10.1

One CDW Way 200 N. Milwaukee Avenue Vernon Hills, IL 60061 Phone: 847.465.6000 Fax: 847.465.6800 Toll-free: 800.800.4239 CDW.com

August 4, 2026

Albert J. Miralles
By email

Re:    Mutual Letter of Understanding

Dear Al:

On behalf of CDW Corporation (the “Company”) and its Board of Directors, I want to thank you for your service to the Company. We appreciate your willingness to provide continued support and expertise to the Company after your retirement as Chief Financial Officer and Executive Vice President, Enterprise Business Operations.

This letter of understanding sets forth the terms under which the Company and you agree to your continued employment with the Company (the “Engagement”). You will continue to be employed as Chief Financial Officer and Executive Vice President, Enterprise Business Operations under your current terms and conditions of employment, including your current pay and benefits, until your successor is appointed into the role of Chief Financial Officer. From the date of appointment of your successor through March 31, 2028 (the “Executive Advisor Term”), you will serve as Executive Advisor to the Company, with the compensation adjustments as set forth below.

Terms and Conditions of the Engagement

Duties and Responsibilities:
As Executive Advisor, you will support the priorities that are most critical to accelerating our growth strategy, with a particular focus in the areas of Geared for Growth initiatives, investor relations support, M&A, and leadership development and coaching. From the date of appointment of your successor through March 31, 2027, you will continue to be engaged for a minimum of 40 hours per week. From April 1, 2027, through March 31, 2028, you will be engaged for a minimum of 20 hours per week.

Effective as of the date your successor is appointed into the role of Chief Financial Officer, you will no longer be a corporate officer of the Company or its subsidiaries or affiliates.

Base Salary:
Your annual base salary will remain unchanged through March 31, 2027, and, effective April 1, 2027, your annual base salary will be $60,000, paid through CDW’s normal payroll process.

CDW Business – Authorized Use Only

Cash Bonus:
For the 2026 performance year, and for the pro rata portion of the 2027 performance year through March 31, 2027, you will remain eligible to participate in the Company’s Senior Management Incentive Plan (“SMIP”), with no change to your target bonus opportunity and any payout subject to the terms of the SMIP, including the achievement of the underlying performance goals. You will not be eligible to participate in the remainder of the 2027 SMIP or the 2028 SMIP.

Long-Term Incentive Plan Equity:
You will not be eligible to participate in the Company’s 2027 or 2028 long-term incentive program. Your outstanding equity awards will continue to vest during your period of service with the Company as Executive Advisor in accordance with the terms of the LTIP and the underlying equity award agreements and will be eligible for retirement vesting in accordance with their terms.

Benefit Programs:
You will continue to be eligible for the Company’s benefit programs, including medical, dental, vision, life, short-term disability, and long-term disability, as well as the Executive Health Program, in each case, in accordance with their terms.

You will also continue to be eligible to participate in the Company’s 401(k) and Profit Sharing Plan.

Compensation Protection Agreement:
You will continue to be subject to your CPA through March 31, 2027, provided that you acknowledge that your change in role to Senior Advisor and the associated change in responsibilities and duties does not constitute a basis to terminate for Good Reason (as defined in your CPA). In addition, as consideration for your continued Engagement under the terms set forth herein, you agree that you shall no longer have a right to terminate employment due to Good Reason under your CPA. As of March 31, 2027, you will cease to be eligible for severance benefits under your CPA.

Certification:
So long as you serve as the Chief Financial Officer during or for a portion of a relevant reporting period, upon request of the Company, you agree to provide financial certifications in good faith for the Company’s 10-K and 10-Q filings or to allow for your successor to make such financial certifications.

End of Engagement:
Except as otherwise mutually agreed to by the parties, the Engagement and your employment with the Company will end on March 31, 2028.
Additional Information

For the LTIP and benefit programs mentioned above, the plan documents and any applicable award agreements for each control eligibility and the terms of the benefit. Further, you acknowledge that you shall remain subject to any non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) covenant by which you are bound under any agreement between you and the Company and its subsidiaries. Further, since you will remain employed through the Engagement your obligations under your Noncompetition Agreement do not begin to run until your employment ends.

* * * * * * * * *

If the terms and conditions in this letter are acceptable to you, please sign below and return a signed copy.

Al, we are delighted to continue to benefit from your deep understanding of our business. I look forward to continuing our work together.

Best regards,

Christine A. Leahy
Chair, President, and Chief Executive Officer

Accepted and agreed:

/s/ Albert J. Miralles                        August 4, 2026____________
Albert J. Miralles                        Date
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